NEWS RELEASE

                                November 19, 2001

                       JEWETT-CAMERON TRADING COMPANY LTD.
                              32275 N.W. Hillcrest
                   North Plains, Oregon 97133 NASDAQ - "JCTCF"
                       and Toronto Stock Exchange - "JCT"



                    Earnings Per Share Up 20% for Fiscal 2001

North Plains, Oregon - Jewett Cameron Trading Company Ltd. (NASDAQ - "JCTCF" and Toronto Stock Exchange - "JCT")) today announced results of operations for the Fiscal Year ended August 31, 2001.

                                   Fiscal Year Ended        Fiscal Year Ended
                                       8/31/01                  8/31/00
                                   -----------------        -----------------
Sales                                $22,112,954              $24,494,186
Gross Profit from Operations          $4,232,404               $3,866,372
Income from Operations                  $745,359               $1,122,503
Net Income                              $712,196                 $608,679
Earnings Per Share                         $0.72                    $0.60

Don Boone, President and CEO of Jewett-Cameron said that, "We met our forecasted earnings increase while dealing with soft lumber prices and a $972,750 write-off ending the Company's presence in the South Pacific. A significant factor was the stronger than anticipated contribution of our November 10, 2000, acquisition, resulting in Jewett-Cameron Seed Company. Looking back at the last seven years, earnings per share have grown at a compounded rate of more than 20% per annum."

During the year, the Company purchased 30,800 shares (approximately 3%) out of the market. Management is inclined to continue their practice of purchasing stock out of the market when there is an opportunity to do so at a significant discount to book value.

Jewett Cameron's operations are classified into three principle industry segments: sales of building materials, sales of industrial tools and sales of processed agricultural seeds and grain. Sales of building materials consists of wholesale sales of lumber and building materials in the United States. Sales of industrial tools consists of distribution of pneumatic tools and industrial clamps in the United States. Sales of seeds consists of distribution of processed agricultural seeds and grain in the United States. The Company's major distribution centers are located in North Plains, Oregon and Ogden, Utah.

 For more information contact:

Donald M. Boone                                  Alexander B. Korelin
Jewett - Cameron Trading Co. Ltd.                A. B. KORELIN & ASSOCIATES, INC
503-647-0110                                     360-891-7114